Exhibit 99.5

Coastal Capital Acquisition Corp (CCAJ) Announces Reorganization

Savannah, GA, April 2, 2008 — CCAJ announced today that D. Paul Graham and James Reimer have resigned from its board of directors and D. Paul Graham and John Boyle have resigned as executive officers on March 31, 2008, with immediate effect.  Messrs.Graham, Reimer and Boyle have decided to pursue other business and personal interests.

Over the past three weeks Tom Greene and Tim Taylor have joined the board of directors.

Thomas Greene is a principal at Clarity Benefit Consulting, LLC , http://www.claritybc.com.   Clarity Benefit Consulting is located in in Atlanta, Georgia. The focus of Clarity is to work with Fortune 500 employers to identify creative strategies for controlling employee healthcare expenditures. These strategies focus on employee Health & Productivity, Care Management, Disease Management and Disability Management. In late 2007, Clarity Benefit Consulting was acquired by Alliant Insurance Services, Inc. Alliant is the nation’s second largest privately held employee benefit and risk management consulting firm. Alliant is owned by Blackstone Private Equity.

Mr. Taylor is the co-founder and VP of Engineering of Endius, Inc. a Boston based surgical device company. The world's largest orthopedic company, Zimmer Holdings, acquired Endius in March, 2007 in a cash transaction estimated by Wachovia at $75m-$125m. Endius is one of the fastest growing spinal device and implant companies in the U.S. and raised more venture capital money in 2003 and 2004 than any other medical device company. Investors included Morgan Stanley Ventures, The Carlyle Group, Polaris Ventures, New England Venture Capital, Hickory Venture Capital and Hillman Medical. After hiring a seasoned CEO, Tim resigned from Endius in 2000 to move back to the South and become a venture capitalist.

The Board of Directors has four members following the resignations and appointments: Tim Taylor, Mike Ogie, Tom Greene and Mark Lewis.

Tim Taylor has been named Chief Executive Officer and Jeff Radcliffe will serve as Chief Financial Officer and Secretary in addition to his position as COO.

Jeff Radcliffe, Chief Operating Officer of CCAJ, said, “On behalf of the Company and its Board, I wish to thank Paul, James and John for their service and dedication to our company.  They have been instrumental in the progress we have made thus far.  I look forward to working with Paul and John on our brief transition and I wish them every success in their future endeavors.”

The Board of Directors has spent the past few months analyzing current market and investment opportunities and is making organizational changes designed to fully avail CCAJ of those opportunities.  This amicable change was a result of the departing members of management wanting to pursue other interests and by the Board of Directors’ decision to focus the firm in business opportunities beyond transportation and manufacturing; areas of extensive expertise of the outgoing directors and officers.

Forward-Looking Statements
This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers' acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions; adverse changes in customer order patterns, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events.

Contact:
CCAJ INVESTOR RELATIONS: Jeff Berkowitz
jberkowitz@coastalcapcorp.com

561 348 0524